UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

CIBER, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-2046833
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6363 South Fiddler’s Green Circle Suite 1400 Greenwood Village, Colorado	80111
(Address of principal executive offices)	(Zip Code)

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by CIBER, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on September 14, 1998, as amended by Amendment No. 1 filed on April 11, 2003 and Amendment No. 2 filed on May 2, 2008.

Item 1.                   Description of the Registrant’s Securities to Be Registered.

On May 15, 2015, the Company entered into Amendment No. 1 (the “Amendment”) to the First Amended and Restated Rights Agreement (the “Rights Agreement”), dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association. The Amendment accelerates the expiration of the Rights from 5:00 p.m., Denver, Colorado time, on May 2, 2018 to 5:00 p.m., Denver, Colorado time, on May 18, 2015, and has the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.                   Exhibits.

4.1

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to CIBER, Inc.’s Current Report on Form 8-K filed on May 2, 2008)

4.2

Amendment No. 1 to the First Amended and Restated Rights Agreement, dated May 15, 2015 between CIBER, Inc. and Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to CIBER, Inc.’s Current Report on Form 8-K filed on May 18, 2015)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CIBER, INC.

Date: May 19, 2015	By:	/s/ M. Sean Radcliffe
	Name:	M. Sean Radcliffe
	Title:	Senior Vice President, general Counsel, and Secretary

EXHIBIT INDEX

4.1

First Amended and Restated Rights Agreement, dated as of May 2, 2008, between CIBER, Inc. and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.1 to CIBER, Inc.’s Current Report on Form 8-K filed on May 2, 2008)

4.2

Amendment No. 1 to the First Amended and Restated Rights Agreement, dated May 15, 2015 between CIBER, Inc. and Wells Fargo Bank, National Association, as Rights Agent (incorporated by reference to Exhibit 4.1 to CIBER, Inc.’s Current Report on Form 8-K filed on May 18, 2015)